Exhibit 99.2

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, the undersigned agree to the joint filing of a Statement on Schedule 13G (including any and all amendments thereto) with respect to the Common Stock of Ovid Therapeutics Inc. and further agree to the filing of this agreement as an Exhibit thereto. In addition, each party to this Agreement expressly authorizes each other party to this Agreement to file on its behalf any and all amendments to such Statement on Schedule 13G.

Dated: February 03, 2023

TAKEDA PHARMACEUTICAL COMPANY LIMITED By:____/s/ Yoshiro Nakagawa__________________ Name: Yoshihiro Nakagawa Title: Global General Counsel
TAKEDA PHARMACEUTICALS U.S.A., INC. By:___/s/ Paul Sundberg_____________________ Name: Paul Sundberg Title: Assistant Secretary